Exhibit 99.1

The Knot Reports Second Quarter 2009 Financial Results

--Local online advertising revenue up 7% over the second quarter of 2008--

--Operating income increased 10% over the second quarter of 2008--

Conference Call Today at 4:30 p.m. ET Dial-In (800) 430-3457 (ID #22720394)

NEW YORK--(BUSINESS WIRE)--August 6, 2009--The Knot, Inc. (NASDAQ: KNOT, www.theknot.com), a leading lifestage media company targeting couples planning their weddings and future lives together, today reported financial results for its second quarter and six months ended June 30, 2009.

Second Quarter 2009 Summary Results

For the second quarter ended June 30, 2009, The Knot reported net revenues of $29.5 million compared with net revenues of $28.7 million for the second quarter of 2008, an increase of 3%.

Revenue from national and local online advertising programs increased 6% over the prior year’s second quarter driven by a 7% increase in local online advertising revenue. Merchandise revenue from the sale of wedding supplies was up 14% primarily due to the acquisition in early May of an e-commerce company that sells wedding supplies. Registry services revenue and publishing & other revenue remained pressured with 9% and 13% declines, respectively, compared to the prior year’s quarter.

Operating income for the second quarter of 2009 was $3.1 million, an increase of 10% compared to operating income of $2.8 million for the second quarter of 2008 driven by revenue growth and tighter control over operating expenses, which were unchanged year-over-year.

Net income for the second quarter of 2009 was $1.7 million or $0.05 per basic and diluted share compared to net income of $2.3 million or $0.07 per basic and diluted share for the second quarter of 2008. The primary reason for the decrease in net income was interest income, which declined by $664,000 this quarter from the second quarter of 2008 due to lower interest rates earned on the Company’s cash and investments. The Company’s balance sheet reflects cash and cash equivalents of $73.2 million, short-term investments of $3.0 million, and long-term investments of $47.8 million. The Company’s short-term and long-term investments consist entirely of auction rate securities. The Company has no debt.

“We are pleased that our diversified business model has enabled us to deliver growth in revenue and operating income in the midst of a challenging economic environment. However, visibility for our business remains limited,” said Chief Executive Officer David Liu. “Macro-economic conditions continue to negatively impact our local wedding vendors, retail clients, and national advertisers creating a challenging climate for our media business and unpredictable results for our retail-dependent revenues. We do not anticipate a general recovery anytime soon; therefore, our priorities will remain focused on closely managing our expenses as we continue to roll out our product and operational enhancements over the remainder of the year.”

Recent Developments

  The Company launched an additional 25 niche websites in June bringing the total to 160 niche websites launched since January, well within reach of its goal of 200 sites by year-end. The sites are designed to increase exposure for local advertisers, and in June the niche sites generated an incremental 17% more visits to our local media.
  In June the Company also launched a new Facebook application called Mommyhood. Reaching more than 200,000 users since its launch two months ago, the Mommyhood application allows pregnant women and new moms to connect with other moms on Facebook, share photos and news, and send popular virtual gifts. Mommyhood was created by WedSnap, which was acquired by The Knot in January. WedSnap is the developer of the popular Facebook application, Weddingbook, which has more than 550,000 users.
  This summer the Company launched a 12-week series called The Knot LIVE. This weekly magazine-format show covers all things weddings, from the hottest trends to celebrity planners to wedding fashion fresh from the runway. The show broadcasts live, streaming video on TheKnot.com every Wednesday at noon ET. Additionally, The Knot made its first foray into live streaming online video with live coverage of two fashion shows during Bridal Fashion Week in April.
  In May the Company acquired a patent and a pending patent related to online gift registries as well as the ongoing business of eWish.com. The eWish business serves boutique retailers by providing a turnkey solution to add online registry functionality to any e-commerce website.

Second Quarter and Year-to-Date 2009 Financial Highlights

“We grew revenue primarily through online advertising and the acquisition of an e-commerce company that we completed at the beginning of May,” Chief Financial Officer John Mueller said. “This revenue growth and decreases in legal, travel and entertainment, and bad debt expense have generated a 10% increase in operating income over last year’s quarter. We will continue to focus on opportunistic acquisitions and discretionary expense control in the second half of 2009.”

  For the six months ended June 30, 2009, The Knot reported net revenues of $53.2 million and net income of $403,000 or $0.01 per basic and diluted share as compared to net revenues of $52.5 million and net income of $2.9 million or $0.09 per basic and diluted share in 2008. For the first half of 2009, total revenues are 1% higher than the first half of 2008.
  National online revenues were $5.6 million and $9.8 million for the three and six months ended June 30, 2009, respectively, compared to $5.4 million and $10.1 million for the corresponding periods in 2008.
  Local online revenues were $8.6 million and $17.2 million for the three and six months ended June 30, 2009, respectively, as compared to $8.0 million and $16.3 million for the corresponding periods in 2008.
  Merchandise revenues from the sale of wedding supplies were $8.1 million and $13.3 million for the three and six months ended June 30, 2009, respectively, as compared to $7.1 million and $11.7 million for the corresponding periods in 2008. Approximately $1.1 million of the increase in revenue is due to the e-commerce acquisition that closed in early May. The Company anticipates that this acquisition will add $2.5 million of incremental revenue at an approximately 50% gross margin and an additional $1.1 million of operating expenses for the second half of 2009.
  Gross profit margins approximated 79% for the three and six months ended June 30, 2009, compared to 80% in the corresponding periods in 2008.
  Operating expenses were $20.1 million and $41.3 million for the three and six months ended June 30, 2009, respectively, as compared to $20.1 million and $39.6 million for corresponding periods in 2008.
  Stock-based compensation expense was $1.1 million and $2.1 million for the three and six months ended June 30, 2009, respectively, as compared to $1.1 million and $1.9 million for the corresponding periods in 2008.
  Net cash provided by operating activities was $7.6 million for the six months ended June 30, 2009, while capital expenditures amounted to $1.0 million for the same period.

Conference Call and Replay Information

The Knot will host a conference call with investors at 4:30 p.m. ET on Thursday, August 6, 2009, to discuss its second quarter 2009 financial results. Participants should dial in (800) 430-3457 Reference #22720394 at least 10 minutes before the call is scheduled to begin. Participants can also access the live broadcast over the Internet on the Investor Relations section of the Company’s website, accessible at www.theknot.com/investor-relations. To access the webcast, participants should visit The Knot website at least 15 minutes prior to the conference call in order to download or install any necessary audio software.

A replay of the webcast will also be archived on the Company’s website approximately two hours after the conference call ends. A replay of the call will be available at (800) 642-1687, conference ID #22720394

About The Knot, Inc.

The Knot, Inc. (NASDAQ: KNOT; www.theknot.com), is a leading lifestage media company targeting couples planning their weddings and future lives together. Its flagship brand, The Knot, is the nation's leading wedding resource, reaching more than a million engaged couples each year through the #1 wedding website, TheKnot.com. Extensions of The Knot brand include The Knot national and local magazines, The Knot books (published by Random House and Chronicle), and television programming bearing The Knot name (aired on Style Network and Comcast). The Company’s website, WeddingChannel.com, is the most visited wedding gift registry website. The Nest brand focuses on the newlywed lifestage with the popular lifestyle website TheNest.com, a home decor book series with Clarkson Potter and The Nest magazine. The Bump brand focuses on the pregnancy and first-time parenthood lifestage with TheBump.com website and The Bump local guides. Also under the company’s umbrella are WeddingTracker.com, GiftRegistryLocator.com, party-planning site PartySpot.com, teen-oriented PromSpot.com, Breastfeeding.com, local baby services and community site LilaGuide.com, and WedSnap, the developer of the Weddingbook and Mommyhood applications on Facebook.

This release may contain projections or other forward-looking statements regarding future events or our future financial performance. These statements are only predictions and reflect our current beliefs and expectations. Actual events or results may differ materially from those contained in the projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change prior to the end of the quarter. Although these expectations may change, we will not necessarily inform you if they do. Our policy is to provide expectations not more than once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) our online wedding-related and other websites may fail to generate sufficient revenues to survive over the long term, (ii) our history of losses, (iii) the significant fluctuation to which our quarterly revenues and operating results are subject, (iv) the seasonality of the wedding industry, (v) our dependence on a limited number of customers, and in particular, Macy’s, for a significant portion of our revenues, (vi) the dependence of our registry services business on the continued use of the WeddingChannel.com website by our retail partners, (vii) the potential for losses on our investments in auction rate securities or our inability to liquidate these investments at desired times and in desired amounts, and (viii) other factors detailed in documents we file from time to time with the Securities and Exchange Commission. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

The Knot, Inc.
Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2009	2008
	(Unaudited)	(Audited)

Current assets:
Cash and cash equivalents	$73,222	$61,488
Short-term investments	2,999	12,987
Accounts receivable, net	9,043	9,381
Accounts receivable from affiliate	1,175	351
Inventories	3,352	2,087
Deferred production and marketing costs	474	519
Deferred tax assets, current portion	2,651	2,310
Other current assets	2,669	2,270
Total current assets	95,585	91,393

Long-term investments	47,836	48,974
Property and equipment, net	6,818	8,331
Intangible assets, net	22,381	23,686
Goodwill	38,964	34,607
Deferred tax assets	19,287	22,160
Other assets	224	201
Total assets	$231,095	$229,352

Liabilities and stockholders’ equity
Current liabilities:

Accounts payable and accrued expenses	$8,961	$8,648
Deferred revenue	11,742	11,760
Total current liabilities	20,703	20,408
Deferred tax liabilities	9,522	10,236
Other liabilities	288	360
Total liabilities	30,513	31,004

Stockholders’ equity:
Common stock	337	323
Additional paid-in-capital	202,639	200,822
Accumulated deficit	(2,394)	(2,797)
Total stockholders’ equity	200,582	198,348
Total liabilities and stockholders’ equity	$231,095	$229,352

The Knot, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues:
Online sponsorship and advertising	$14,217	$13,463	$27,041	$26,374
Registry Services	2,981	3,289	4,698	5,067
Merchandise	8,110	7,133	13,276	11,727
Publishing and other	4,163	4,786	8,173	9,304
Total net revenues	29,471	28,671	53,188	52,472

Cost of revenues	6,276	5,765	11,134	10,236

Gross profit	23,195	22,906	42,054	42,236

Operating expenses:
Product and content development	5,061	5,037	10,234	9,989
Sales and marketing	7,703	7,617	15,659	15,196
General and administrative	4,817	5,213	10,222	10,022
Depreciation and amortization	2,534	2,238	5,181	4,439
Total operating expenses	20,115	20,105	41,296	39,646

Income from operations	3,080	2,801	758	2,590

Interest and other income, net	216	880	520	2,083

Income before income taxes	3,296	3,681	1,278	4,673
	1,602	1,390	875	1,803
Provision for income taxes

Net income	$1,694	$2,291	$403	$2,870

Basic earnings per share	$0.05	$0.07	$ 0.01	$ 0.09
Diluted earnings per share	$0.05	$0.07	$ 0.01	$ 0.09

Weighted average common shares outstanding
Basic	32,097	31,445	31,988	31,349
Diluted	33,083	32,592	32,879	32,592

Note: Certain prior year amounts have been reclassified to conform to the current year’s presentation.

CONTACT:
The Knot, Inc.
Laura Cave, 212-219-8555 x1012
Corporate Communications Manager
IR@theknot.com